EXHIBIT 10.2

CALPINE CORPORATION

2009 Calpine Incentive Plan

I.             Effective Date

The 2009 Calpine Incentive Plan (the “CIP” or the “Plan”) is effective as of January 1, 2009.

II.           Plan Purpose

The CIP is a key element of Calpine Corporation’s (“Company”) total compensation program and is designed to attract, motivate, retain and reward eligible employees. The plan rewards eligible employees by allowing them to receive bonuses based upon how well the Company performs against certain financial objectives, how an individual personally performs and how well the individual’s plant/department performs (when applicable).  In order for any bonuses to be earned and paid, the Company must meet minimally acceptable performance targets.  If those targets are not met, no bonuses will be paid.  If those targets are met, then bonuses will be paid based on a combination of Company performance, individual performance and the individual’s plant/department performance (when applicable).

III.          Plan Eligibility

All regular full time (working 30 or more hours per week), non-collective bargaining unit employees who will not receive a benefit from another Company incentive plan during 2009 are eligible to participate in the Plan.

IV.          Bonus Pool Determination

The aggregate CIP bonus pool amount approved by the Compensation Committee of the Board of Directors (the “Committee”), is determined in the following steps:

1.    Prior to the start of, or early in each performance period, the Company shall confirm the business/performance goals for the Company (“Corporate Goals”) and/or for various plant/departments (“Plant/Department Goals”) for that period.  For the current performance period, Exhibit A attached hereto provides specific Corporate Goals and the areas in which Corporate Goals and Plant/Department Goals will be evaluated.

2.    During the fiscal quarter following the performance period (which is the entire calendar year), the Plan Administrator shall review how the actual results for the period compared to the Corporate Goals and Plant/Department Goals for that period and determine the level of achievement of the various goals, expressed as a percentage.  As required, the Committee will review and approve, modify, adjust or cancel the achievement in its sole discretion.

3.    The sum each participant’s “Annual Cash Bonus Target” which is each participant’s Target Percentage (described in Section V (1) below) multiplied by his or her Compensation (as defined in Section V(2) below), for the calendar year to which Corporate Goals and/or Plant/Department Goals (as defined in Section IV(1) above) and Individual Goals (as defined in Section V(3)) apply, establishes the target aggregate CIP bonus pool (“Aggregate Target CIP Bonus Pool”).

4.    The percentage of goal achievement shall be applied to the Aggregate Target CIP Bonus Pool, and may result in a final actual aggregate CIP bonus pool (“Final Aggregate CIP Bonus Pool”) greater than, or less than, the sum each participant’s Annual Cash Bonus Target.  As a general rule, the level of the Final Aggregate CIP Bonus Pool shall be consistent with the Company’s level of Corporate Goal and/or Plant/Department Goals achievement.

Based upon the achievement of the Corporate Goals and/or Plant/Department Goals, the Committee may adjust the Aggregate Target CIP Bonus Pool up or down based on unplanned circumstances or events.

V.           Participant Bonus Determination

Although participant bonus determinations are completely at the discretion of the Plan Administrator and subject to the achievement of Corporate Goals and/or Plant/Department Goals, many factors are taken into consideration in determining an individual participant’s bonus under the Plan.

The bonus amount allocated to a participant (“Bonus”) is generally determined by the following factors:

1.    Position – Each eligible position is associated with a job code that is assigned a target percentage based on the level of responsibility and market practices for the position (“Target Percentage”).  The Target Percentage, which is based on market data and internal/Calpine discretion (provided that a 16B officer’s is based on market data and the discretion of the Board of Directors of Calpine), will be communicated to each participant upon hire, placement in, or promotion to any CIP eligible position.

2.    Compensation – The amount of a participant’s Compensation, which is a participant’s base salary and overtime pay, earned in a CIP eligible position during a performance period is directly related to a participant’s Bonus.  The “Compensation” for a participant shall be prorated for any partial service on account of disability, leaves, promotions or any other position changes.

“Compensation” does not include step up pay, time off for leave of absences or supplemental payments, including but not limited to bonuses, awards and vacation payouts.

3.    Participant Job Performance – An additional component in calculating a participant’s Bonus is the attainment of specific individual goals and objectives, which are established by the participant along with the participant’s respective manager at the beginning of the measurement period (“Individual Goals”).  Individual Goals may be inapplicable in some circumstances.

4.    Mix of Corporate Goals, Plant/Department Goals and Individual Goals – Bonuses are determined based on a combination, or mix, of the achievement of Corporate Goals, Plant/Department Goals and Individual Goals (as applicable).

5.    Other Factors Considered:

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Foremost are Calpine’s overriding principles of ethical conduct and integrity.  It is expected that each participant will conduct Calpine’s business in an open and honest fashion and actions, and that decisions will represent the Company with honor and distinction in the face of public scrutiny.

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Furthermore, a participant’s compliance with all applicable laws and Company policies, procedures and standards (including, but not limited to, the Code of Conduct, the Risk Management Procedures Manual, the Antitrust Policy, the Safety and Health Policy, the Equal Employment Opportunity Policy and NERC, FERC and any other regulatory laws, rules or regulations) is an essential consideration in determining bonus eligibility and amount.  In addition, a participant’s Bonus under the Plan may be adjusted for his or her individual performance and contribution, as determined by the participant’s manager.

VI.          Payment of Bonus

Each Bonus under the Plan will be calculated based on attainment of goals and paid as follows:

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   Provided the Corporate Goals and/or Department Goals are achieved as set forth in Exhibit A, it is intended that the Bonus will be paid between January 1, 2010 and March 15, 2010, but it will be paid no later than December 31, 2010.

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   Participants in the Transition Incentive Award program of the CIP:  The CIP also provides a limited number of awards to participants under the Transition Incentive Provision (“Exhibit B”).  These employees are engaged in activities such as asset sales, plant closings, etc. which may, by the nature of the activity, result in the elimination of their jobs. Employees in this classification will be advised of their respective participation based on criteria determined by the Company from time to time.

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   In all cases, bonus payments will be subject to all applicable taxes and any applicable and appropriate deductions for garnishments, 401(k) Retirement Savings Plan, and other deductions or withholdings.

VII.        Transfers and New Hires

In the event that a participant transfers from one position to another during the course of the performance period, or is a new hire, his/her Plan bonus for the year will be calculated on a pro-rated basis to reflect the actual time spent in each position and the bonus target for each position during the performance period.  An employee hired on or after November 1 is not eligible to participate in the CIP for the calendar year in which he or she was hired.

VIII.       Retirements, Disability, Death and Terminations

Except as provided below, participants are eligible to receive a bonus under this Plan provided they remain actively employed on the day bonus payments are paid.  Participants in the Transition Incentive Award program of the CIP are exempt from this provision.

Notwithstanding the foregoing, in the event of a participant’s retirement (provided such participant qualified under the Company’s retirement policy), short-term or long-term disability or death during a Plan year, his/her Bonus will be pro-rated to reflect the actual time in active service during the Plan year. If a Plan participant dies, retires or becomes subject to short-term or long-term disability after the conclusion of a performance period, but prior to the bonus payout for such period, he or she will still be eligible to receive the entire Bonus under the Plan for such period.

Except as otherwise provided hereunder, any participant whose employment is terminated by the Company for any reason (including such termination by the Company after a participant becomes eligible for retirement) or who voluntarily resigns (except for retirement) prior to the Bonus payout is not eligible to receive a bonus payment under such program.

IX           Administration

The Plan will be administered by the Plan Administrator who shall be Calpine’s Chief Executive Officer, or the Company officer designated by the Chief Executive Officer from time to time (i.e., SVP Human Resources, etc.).  The Plan Administrator shall have broad authority to interpret the terms and conditions of the Plan, subject to the following decisions reserved for the Committee:

1.   As required, the approval of the Company’s financial and non-financial goals discussed in Section IV above; and

2.   Interpretation of the Plan on any matters in which the Chief Executive Officer or the Plan Administrator is not a disinterested party.

Furthermore, the Plan Administrator must approve any modifications, amendments, or adjustments to the Plan or any of its key provisions and all bonus payments.  In addition, all bonus payments under this Plan are subject to the review and the approval of the Chief Executive Officer. Any decisions of the Plan Administrator in the interpretation of the Plan may be appealed in writing to the Committee.  However, any decision of the majority of the Committee is final and binding on all parties.

X           Disputes

If a Plan participant disputes a Bonus payment or the absence of a payment under such program, he or she must submit a claim in writing describing the claim to the Plan Administrator.  The Plan Administrator will respond to the claim within a reasonable time.  Any decisions of the Plan Administrator may be appealed in writing to the Committee.  However, any decision of a majority of the Committee is final and binding on all parties.

XI           Discretion in Amendment/Termination

Distribution and payout of all Bonus amounts under the CIP are at the sole discretion of the Plan Administrator. The Plan Administrator may at any time and for any reason, amend, alter, suspend or terminate this Plan, subject to the approval of the Committee.  Any amendment, supplement, or exception to this Plan must be in writing and will be communicated to all eligible participants.  Likewise, any superseding management incentive plan must be in writing and expressly state that it supersedes this Plan.  The Committee may in its discretion suspend any and all payments under the Plan.

XII         No Employment Rights

Notwithstanding anything to the contrary herein, each Plan participant’s employment with the Company is and shall continue to be at-will.  A participant’s employment with the Company may be terminated at any time by the participant or the Company, with or without cause and with or without notice, as permitted by law.

XIII        Governing Law

The validity, interpretation, construction and performance of this Plan shall be governed in accordance with Texas law, except for its conflict of laws provisions, unless a superseding federal law is applicable or, in the case of Canada, unless a superseding law under Canadian jurisdiction is applicable.

XIV        No Assignment

Without the written consent of the Plan Administrator, no participant may assign any right or obligation under this Plan to any other person or entity.  Notwithstanding the foregoing, the terms of this Plan and all rights of the participant hereunder shall inure to the benefit of, and be enforceable by, the participant’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees or legatees.

XV          Integration

This document and each exhibit hereto represent the entire agreement and understanding between the Company and the participants in the Plan as to the subject matter herein, and therefore supersede all prior or contemporaneous agreements, whether written or oral.

XVI         Severability

The invalidity of unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

EXHIBIT A
2009

Pool Funding and CIP Bonus Plan Goals/Metrics

Pool Funding

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Each plan participant has an Annual Cash Bonus Target that equals the product of his/her Compensation times the Target Percentage associated with his/her job level.  The Aggregate Target CIP Bonus Pool equals the sum of the participants’ Annual Cash Bonus Targets.

•	Based upon results, the Bonus Pool may be adjusted upward or downward based on unplanned extra ordinary events.

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Corporate Goal:  The Company must meet a minimum threshold performance of at least 80 percent of projected adjusted EBITDA in order for the CIP program to be funded in 2009.  For 2009, the projected adjusted EBITDA target is $1,687 million dollars.  Eighty percent of this target is $1,349 million.

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Corporate and Plant/Department Goal Performance:  Performance at the Corporate and Plant/Department levels will directly relate to how the Company and Plant/Department (where applicable) satisfy performance measure targets in the following areas: Economic Commodity Margin and Other Income, Expenses, CAPEX/Major Maintenance Expenses and Strategic Initiatives.  (See attached Addendum to Exhibit A for more details.)  Some Plant/Departments will affect all of the areas, while others will affect as few as one area.  This will be accounted for.  Plant performance will include, but not be limited to, evaluation of safety, environmental compliance and controllable expenses.

With the exception of awards paid under the Transition Incentive program (Exhibit B) that may involve the elimination of a participant’s own position, participants must be actively employed on the date of the payment of the Bonus in order to receive payment.

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EXHIBIT B
2009
Transition Incentive Plans

In connection with activities necessary to the successfully disposition of assets, closing of plants and similar activities designed to support the restructuring of Calpine, there may be a number of employees who, by the nature of their activities, eliminate their respective jobs.  The Transition Incentive Plans provide a program that rewards these participants for their work in completing assignments and specific transactions that enhance Calpine’s value.

A.  Transaction/Transition Bonus

To be paid to CIP eligible employees who are working on a specific assignment with a targeted end date.  In the majority of cases, the completion of the assignment will result in the affected employee’s lay-off.  Generally, the Transaction/Transition Bonus for an affected employee will be calculated based upon his/her Annual Cash Bonus Target.  Any Transaction/Transition Bonus may be paid during the assignment or specific transaction, upon the assignment’s or transaction’s completion, or both.  The Transaction/Transition bonus is paid in lieu of a CIP bonus.  A Transaction/Transition Bonus shall be paid within 2½ months following the assignment’s or transaction’s completion date.

Subject to a written agreement, an employee who voluntarily resigns or is terminated by the Company for any reason prior to successful completion of the specified assignment will not be eligible for a Transaction/Transition bonus payout.

B.  Construction Completion Bonus

To be paid to construction, engineering and commissioning employees at the level of Director and below assigned to specific capital or construction projects.  Each specified project will have a construction completion bonus pool assigned to it.  A Construction Completion Bonus will be made on a discretionary basis by management based upon an employee’s contribution to that project.  A Construction Completion Bonus may be paid during the project, upon completion of the construction project or both.  Each Construction Completion Bonus may be paid to employees who are no longer employed with Calpine at the time the entire construction project is completed as long as management deems their services to have been satisfactorily completed and no longer needed at some time prior to the project’s completion date.

Subject to a written agreement, an employee who voluntarily resigns or is terminated by the Company for any reason prior to completion of the construction project will not be eligible for a Construction Completion Bonus payout.